Exhibit 4.1


This Note and the securities issuable upon conversion of the Note have not been registered under the UNITED STATES Securities Act of 1933, as amended (the "1933 Act"), or under the provisions of any applicable state securities laws, but has been and will be acquired by the registered holder hereof for purposes of investment and in reliance on statutory exemptions under the 1933 Act, and under any applicable state securities laws. This Note and such securities may not be sold, pledged, transferred or assigned except in a transaction which is exempt under provisions of the 1933 Act and any applicable state securities laws or pursuant to an effective registration statement; and in the case of an exemption, only if the Company has received an opinion of counsel satisfactory to the Company that such transaction does not require registration.


                                INTEREST BEARING
                           CONVERTIBLE PROMISSORY NOTE


$250,000                                                           April 5, 2002



FOR VALUE RECEIVED, the undersigned, SiriComm, Inc., a Missouri corporation, including for all purposes hereof all successors in interest to SiriComm, Inc. (collectively, the "Maker") promises to pay to the order of Quest Capital Alliance, L.L.C., or its successors or assigns (the "Holder"), the principal sum of two hundred fifty thousand United States dollars ($250,000), plus interest on the unpaid balance as provided below.

1. Method and Place of Payment

Payments of principal and interest shall be made in lawful money of the United States of America at the principal place of business of the Holder as specified below, or at such other location as Holder may hereafter designate.

2. Payments and Interest

Interest on the principal amount shall accrue at the annual rate of four percent (4%) per year calculated on the total outstanding balance of principal, payable on the Maturity date, unless such principal shall have been paid or converted into equity as described below. Interest hereon shall be computed on the basis of a 365 day year for the actual number of days in any period for which such computation is made. Principal shall be payable and due on the Maturity Date. The "Maturity Date" of this Note, when all amounts hereunder are due, whether of principal, interest, fees or costs, is July 15, 2002.

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All payments on this Note shall be applied first to accrued interest and then to principal, except that if any amount expended by the Holder pursuant to the terms of any instrument or agreement relating to this Note is not repaid, any monies received, at the option of the Holder, first may be applied to repay such amount, plus interest thereon, and the balance, if any, shall be applied on account of any payments of the principal of or interest on this Note then due upon demand or otherwise.

3. No Prepayment of Outstanding Debt

The Maker shall have no right to prepay any principal amount hereunder before principal is due according to Section 2 hereof.

4. Option to Convert

Maker and Holder agree that Holder may, at any time prior to payment of principal by Maker and at Holder's sole discretion, exercise the option to convert the principal due under this Note into 4.25% of Maker's then outstanding shares of common stock, on a fully diluted basis.

5. Default

If an Event of Default occurs, then Holder may, if it shall so elect, by notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest as well as any other amounts due hereunder, to be immediately due and payable, without further presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Maker, provided that in the case of an Event of Default under (B) or (C) below, such amounts shall automatically become due and payable without any notice or other action by the Holder. Maker agrees to pay all costs of collection, including reasonable attorney's fees and expenses.

For the purposes of this Note, "Event of Default" shall mean: (A) any failure by Maker to pay any amount of principal or interest upon demand or when due, which failure shall continue for a period of ten (10) days after written notice to Maker; or (B) (1) the Maker voluntarily commences a case or proceeding seeking liquidation, reorganization, debt readjustment, moratorium or other relief under any bankruptcy, insolvency or similar law (hereinafter, a "Proceeding"), or (2) an involuntary Proceeding is commenced against the Maker and such involuntary Proceeding shall remain undismissed and unstayed for a period of thirty (30) days, or (C) the appointment of a receiver or trustee to any substantial part of Maker's assets that is not vacated within thirty (30) days, or (D) the Maker fails to pay any other indebtedness in excess of $100,000 (on the account of borrowed money) when due, to the Holder or any other persons, and such failure continues unremedied for more than five (5) Business Days, or (E1) any representation or warranty of the Maker made or deemed to be made hereunder, the Subscription Letter between the Maker and the Holder or in any other writing or certificate furnished by or on behalf of the Maker to the Holder for the purposes of or in connection with this Note (this Note and any such document being a "Facility Document") is or shall be false, misleading or incorrect when made in any material respect, or (E2) the Maker shall default in the due performance and observance of any other agreement contained herein or in any other Facility Document and such default shall continue unremedied for a period

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of thirty (30) days after the Maker has knowledge thereof or notice thereof shall have been given to the Maker by the Holder, or (F) any Facility Document shall at any time cease to be in full force and effect or its validity or enforceability shall be disputed or contested by the Maker, or (G) any lien or security interest securing this Note, if any, shall cease to create a valid and perfected first priority lien or security interest in the property purported to be subject thereto.

6. Rights of Payment

No other debt of the Maker shall rank senior to the debt hereunder in rights of payment; provided, however, that the existence of or the Maker's incurring (i) secured or unsecured institutional financing, including without limitation, financing from banks, savings and loans, mortgage companies, insurance companies, governmental agencies and/or any other institution which is engaged in whole or in part in making loans in the ordinary course of its business, (ii) all future purchase money financing which is secured by an encumbrance against all or any portion of the properties and/or assets of the Maker, and (iii) any refinancing of the type of indebtedness referred to in Section 6(i) and (ii) above, which is due at or prior to the Note (whether by maturity or acceleration) shall not be an Event of Default.

7. Waiver

The Maker and any guarantor, surety or endorser of this Note, as well as any other person or entity who shall become liable for the payment hereof, each expressly waives presentment for payment, notice of nonpayment, protest and notice of protest, and any other notice which might otherwise be required in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note. The Holder shall not be deemed by any act or omission to have waived any right or remedy hereunder unless and only to the extent expressed in a written instrument dated subsequent to the date hereof and executed by the Holder, and any such waiver so expressed with respect to a particular event shall not be interpreted as having a continuing effect on or as a waiver of any right or remedy with respect to any subsequent event.

8. Termination of S Corporation Status

On or before the closing of the transaction contemplated hereby, the Maker will terminate its S corporation status. Following the closing of this transaction we will not make a distribution to our existing stockholders of their aggregate federal and state income tax liabilities attributable to our S corporation pass-through income.

9. Notices

All notices or other communications required or permitted to be given pursuant to this Note shall be in writing and shall be considered properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by prepaid telegram:

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                           if to the Holder:

                           Quest Capital Alliance, LLC
                           3140 E. Division
                           Springfield, MO  65802


                           if to the Maker:

                           SiriComm, Inc.
                           2900 Davis Blvd., Suite 130
                           Joplin, MO  64804

or to such other address as either party shall have furnished to the other in accordance with the provisions of this Section 9. All notices, except of change of address, shall be deemed given when mailed and notices of change of address shall be deemed given when received.

10. Assignment

The Maker shall have no right to assign any of its rights or obligations hereunder, or any interest herein.

11. Severability

Notwithstanding the invalidity or unenforceability of any provision hereof under applicable law, if any, the remaining provisions of this Note shall remain valid and enforceable. All right and remedies of the Holder expressed in this Note shall remain valid and enforceable, and all rights and remedies of the Holder expressed in this Note shall be in addition to and not in lieu of all other rights and remedies available to the Holder by agreement, at law, in equity or otherwise.

12. Governing Law and Venue

The obligation evidenced by this Note was negotiated, delivered and accepted in the State of Missouri, the laws of which state shall in all respects be controlling in the interpretation and validity of this Note and all obligations evidenced hereby without regard to principles of conflicts of laws. All proceedings shall be brought and maintained in the Federal and State Courts located in the State of Missouri. The Maker hereby expressly and irrevocably submits to the non-exclusive jurisdiction of, and waives any venue objections against, such courts in respect of all actions arising out of or in connection with the interpretation or enforcement of this Note, the Subscription Agreement and any other documents related thereto, and the Maker consents to the personal jurisdiction of such courts for the purpose of this instrument and related documents, including entry or enforcement of any arbitration award or judgment.

IN WITNESS WHEREOF, the undersigned Maker has executed this Note as of the date first above written.

                                                   SIRICOMM, INC.


                                                   By: /s/ Tom Noland
                                                      --------------------------
                                                       Tom Noland, Secretary

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